Exhibit 99.1

Media Contact:	Investors and Financial Media
Patrick Wilkinson	Contact:
Vice President, Marketing and	Mitch Gellman
Business Development	Director, Investor Relations
(949) 476-118 0	(949) 260-8328
pwilkinson@stec-inc.com	ir@stec-inc.com

STEC Announces Fourth Quarter and Full-Year 2006 Results

Annual Revenue Up 34% to a Record of $352 Million; Q4 EPS Increases to a Quarterly Record of $0.19

SANTA ANA, Calif., February 20, 2007 — STEC (Nasdaq:STEC), which is changing its name from SimpleTech, Inc., announced today its financial results for the quarter and full-year ended December 31, 2006. The company achieved significant growth and margin expansion due primarily to the continuing expansion of its OEM Division which customizes Flash memory and DRAM solutions for leading OEMs.

Revenue for the fourth quarter of 2006 was $114.3 million, an increase of 81% from $63.3 million for the fourth quarter of 2005, and an increase of 23% from $92.8 million for the third quarter of 2006. Gross profit margin was 24.7% for the fourth quarter of 2006, compared to 18.1% for the fourth quarter of 2005, and 25.1% for the third quarter of 2006. Diluted earnings per share was $0.19 for the fourth quarter of 2006, compared to diluted earnings per share of $0.02 for the fourth quarter of 2005, and $0.14 for the third quarter of 2006.

Full-year 2006 revenue was $352.1 million, an increase of 34% from $262.0 million for 2005. Gross profit margin was 23.8% for 2006, compared to 18.7% for 2005. Full-year 2006 diluted earnings per share was $0.45, compared to full-year 2005 diluted earnings per share of $0.12.

Sale of Consumer Division; OEM Division 2006 highlights

On February 9, 2007, the company announced the divestiture of its lower-margin Consumer Division for $43 million, enabling management to focus its time and resources on advancing the company’s intellectual property portfolio and growing its high-margin OEM business. In reports on Form 8-K filed with the SEC earlier today and on February 12, 2007 (as amended on February 15, 2007), the company reported unaudited pro forma consolidated statements of operations for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, and the year ended December 31, 2005, that reflect the sale of assets of the Consumer Division as if it had occurred as of the beginning of each period presented.

Based on these statements, the OEM business achieved the following pro forma performance in 2006 compared to 2005:

•	Revenue grew 68% from $128.3 million in 2005 to $215.8 million in 2006

•	Flash revenue increased 144% from $37.6 million in 2005 to $91.7 million in 2006

•	Gross profit margin increased from 24.2% in 2005 to 31.8% in 2006

•	Operating margin expanded from 2.5% in 2005 to 14.6% in 2006

•	Diluted EPS increased from $0.09 in 2005 to $0.44 in 2006

Business Outlook

“I am very pleased with our record performances both for the fourth quarter of 2006 and for the full-year,” said Manouch Moshayedi, chairman and CEO of STEC. “This growth and the profitability that we achieved in 2006 establish a fantastic platform for us as we begin 2007.

“As a result of the divestiture of our Consumer Division, STEC is a pure play Flash memory and DRAM solutions provider to OEMs. We expect to continue to build on the momentum of 2006 and will focus in 2007 on expanding our leadership position in our markets.

“As a part of our longer-term strategy, we are in the process of hiring engineers, management and staff for our interim production facility in Penang, Malaysia and have broken ground on our much larger permanent facility in Penang, which we expect will be in operation in the first quarter of 2008. The Malaysia operation is expected to reduce our overall corporate effective tax rate in the future, reduce incremental engineering and manufacturing labor costs, and extend our reach to OEM customers in the Far East.

“We currently expect our revenue for the first quarter of 2007 to range from $43 million to $47 million, our gross margins to range from 32% to 34%, our effective tax rate to approximate 38% and our diluted earnings per share to range from $0.06 to $0.08.”

Conference Call

STEC will hold an open conference call to discuss results for the fourth quarter and full-year 2006. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast. The webcast can be accessed by clicking on “Investors” at the bottom of the home page at www.stec-inc.com. The webcast will be archived and available for replay beginning approximately two hours after the live call concludes.

About STEC Inc. (Nasdaq:STEC)

STEC, which is changing its name from SimpleTech, Inc., designs, develops, manufactures and markets custom memory solutions based on Flash memory and DRAM technologies. The company has announced that it intends to change its corporate legal name from SimpleTech, Inc. to STEC, Inc. Although the legal name of the company will continue to be SimpleTech, Inc. until the name change process has been completed, for marketing and branding purposes the company has begun referring to itself as STEC. For information about STEC and to subscribe to the company’s “Email Alert” service, please visit our web site at www.stec-inc.com, click “Investors” and then “Email Alert.”

The STEC logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1079

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the continuing emergence of our OEM Division, the growth and profitability achieved in 2006 establishing a fantastic platform for us in 2007, expectation of continuing to build on the platform of performance established in 2006 and focus on expanding leadership position in the OEM Flash market, belief we can leverage our intellectual property portfolio to build on our 2006 performance, hiring employees for our temporary production facility in Penang, Malaysia, expected completion date of our manufacturing in Penang, Malaysia, expected impact of our Malaysia operations on our overall corporate effective tax rate, labor costs and reach to OEM customers in the Far East, revenue, gross margins, operating margin, effective tax rate, and diluted earnings per share guidance for the first quarter of 2007. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by the company, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: we may not realize the expected benefits of the divestiture of the Consumer Division; disruptions from the Consumer Division transaction could make it more difficult to maintain relationships with customers and employees; changes in demand from certain customer segments; the cost of raw materials may fluctuate widely in the future,; our backlog may not result in future revenue; excess inventory held by our customers may reduce future demand for our products; we may not realized the expected benefits from our operations in Malaysia; unexpected delays in or increased cost associated with the construction of our Penang, Malaysia product facility; unexpected delays in the qualification process of our products with customers,; our growth initiatives may not be successfully implemented,; slower than expected expansion of our international business; we may not realize the anticipated benefits from any acquisitions of businesses, technologies, or assets we have and may undertake in the future; excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit; DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation; interruptions or delays at the semiconductor manufacturing facilities that supply components to us; higher than expected operating expenses,; new and changing technologies limiting the applications of our products,; our inability to become more competitive in new and existing markets, our inability to maintain and increase market share, difficulty competing in sectors characterized by aggressive pricing and low margins; new customer and supplier relationships may not be implemented successfully.; higher than anticipated capital equipment expenditures; adverse global economic and geo-political conditions, including acts of terror, business interruption due to earthquakes, hurricanes, pandemics, power outages or other natural disasters; and potential impact of high energy prices and other global events outside of our control which could adversely impact customer confidence and hence reduce demand for our products. The information contained in this press release is a statement of STEC’s present intention, belief or expectation. STEC may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in STEC’s assumptions or otherwise. STEC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31 2006	December 31, 2005
ASSETS:

Current Assets:
Cash, cash equivalents and marketable securities	$40,907	$60,006
Accounts receivable, net of allowances of $ 3,127 at December 31, 2006 and $878 at December 31, 2005	68,726	38,630
Inventory, net	75,430	37,108
Deferred income taxes	2,535	1,410
Other current assets	1,691	3,825

Total current assets	189,289	140,979
Furniture, fixtures and equipment, net	11,864	8,231
Intangible assets	1,439	1,036
Goodwill	1,682	733
Other long-term assets	423	1,647
Deferred income taxes	1,959	2,515

Total assets	$206,656	$155,141

LIABILITIES AND SHAREHOLDERS' EQUITY:

Current Liabilities:
Accounts payable	$28,546	$20,564
Accrued and other liabilities	12,096	7,195

Total liabilities	40,642	27,759

Shareholders' Equity:
Common stock	49	45
Additional paid-in capital	128,353	111,576
Retained earnings	37,612	15,761

Total shareholders' equity	166,014	127,382

Total liabilities and shareholders' equity	$206,656	$155,141

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net revenues	$114,315	$63,251	$352,110	$261,988
Cost of revenues	86,081	51,833	268,178	212,887

Gross profit	28,234	11,418	83,932	49,101

Sales and marketing	7,636	6,429	27,818	24,179
General and administrative	2,989	3,245	13,271	12,705
Research and development	3,403	1,851	10,211	6,560

Total operating expenses	14,028	11,525	51,300	43,444

Operating income (loss)	14,206	(107)	32,632	5,657
Interest income and other	350	409	1,728	1,629

Income before provision for income taxes	14,556	302	34,360	7,286
Provision (benefit) for income taxes	5,077	(461)	12,509	1,713

Net income	$9,479	$763	$21,851	$5,573

Net income per share:
Basic	$0.20	$0.02	$0.47	$0.12

Diluted	$0.19	$0.02	$0.45	$0.12

Shares used in net income per share computation:
Basic	47,915	44,998	46,313	45,243

Diluted	50,900	46,239	48,354	46,625